Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to the Registration Statement on Form N-2 of our report dated May 20, 2026, relating to the financial statements of CIBC Private Lending Strategies, as of May 1, 2026, and to the references to our firm under the headings “Independent Registered Public Accounting Firm; Legal Counsel” in the prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information in the Pre-Effective Amendment to the Registration Statement.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Chicago, Illinois

May 29, 2026